EXHIBIT 99.1
Greif, Inc. Reports Fiscal and Fourth Quarter 2009 Results
•	Net sales were $2.8 billion in fiscal 2009 compared to $3.8 billion in fiscal 2008. Net sales were $761 million in the fourth quarter of 2009, down from $982 million in the fourth quarter of 2008 and up sequentially from $718 million in the third quarter of 2009.
•	Net income before special items, as defined below, was $194 million ($3.32 per diluted Class A share) in fiscal 2009 compared to $267 million ($4.54 per diluted Class A share) in fiscal 2008. GAAP net income was $132 million ($2.28 per diluted Class A share) and $234 million ($3.99 per diluted Class A share) in fiscal 2009 and 2008, respectively.
•	Net income before special items was $90 million ($1.53 per diluted Class A share) in the fourth quarter of 2009 compared to $75 million ($1.27 per diluted Class A share) in the fourth quarter of 2008. GAAP net income was $79 million ($1.35 per diluted Class A share) and $60 million ($1.03 per diluted Class A share) in the fourth quarter of 2009 and 2008, respectively.
DELAWARE, Ohio (Dec. 9, 2009) – Greif, Inc. (NYSE: GEF, GEF.B), a global leader in industrial packaging products and services, today announced results for its fiscal year and fiscal fourth quarter ended Oct. 31, 2009.
Michael J. Gasser, chairman and chief executive officer, said, “During 2009, we rapidly and decisively adapted to difficult global market conditions and volatile raw material prices, achieved over $150 million in contingency savings, and completed several tuck-in acquisitions. We expect to realize further benefits in 2010 from actions taken during 2009.”
Gasser added, “We are encouraged by our operating results for the fourth quarter of 2009, which were above the same period last year and significantly higher sequentially. Volumes continued to gradually improve and further cost-savings were realized. We completed two acquisitions during the quarter, bringing the total to six for the year, and we continue to pursue our pipeline of consolidation and product line extension opportunities in 2010.”
Special Items and GAAP to Non-GAAP Reconciliations
Special items are as follows: (i) for fiscal 2009, restructuring charges of $67 million ($52 million net of tax), restructuring-related inventory charges of $11 million ($9 million net of tax) and debt extinguishment charges of $0.8 million ($0.6 million net of tax); (ii) for fiscal 2008, restructuring charges of $43 million ($33 million net of tax) and gain on timberland disposals, net of $0.4 million ($0.3 million net of tax); (iii) for the fourth quarter of 2009, restructuring charges of $9 million ($10 million net of tax) and restructuring-related inventory charges of $0.7 million ($1.0 million net of tax); and (iv) for the fourth quarter of 2008, restructuring charges of $19 million ($14 million net of tax). Reconciliations of the differences between all non-GAAP financial measures used in this release with the most directly comparable GAAP financial measures are included in the financial schedules that are a part of this release.
Consolidated Results
Fiscal 2009
Net sales decreased 26 percent for fiscal 2009 compared to fiscal 2008 due to lower sales volumes (16 percent), foreign currency translation (6 percent) and lower selling prices (4 percent). The 20 percent constant-currency decrease was primarily due to lower sales volumes resulting from the sharp decline in the global economy and lower selling prices primarily resulting from the pass-through of lower raw material costs. The net sales decrease of $1.0 billion to $2.8 billion in fiscal 2009 from $3.8 billion in fiscal 2008 was due to lower net sales in the Industrial Packaging ($0.8 billion) and Paper Packaging ($0.2 billion) segments.

Operating profit before special items was $313 million for fiscal 2009 compared to $413 million for fiscal 2008. The lower operating profit before special items for the Industrial Packaging ($83 million) and Paper Packaging ($19 million) segments, as compared to fiscal 2008, was due to lower net sales and lower net gains on asset disposals, significantly offset by cost reductions achieved under the previously announced accelerated Greif Business System (GBS) initiatives and specific contingency actions. The Land Management (formerly Timber) segment’s operating profit before special items improved by $2 million. The Company’s GAAP operating profit was $235 million and $370 million in fiscal 2009 and 2008, respectively.
Net income before special items was $194 million for fiscal 2009 compared to $267 million for fiscal 2008. Diluted earnings per share before special items were $3.32 compared to $4.54 per Class A share and $5.00 compared to $6.89 per Class B share for fiscal 2009 and 2008, respectively. The Company had GAAP net income of $132 million, or $2.28 per diluted Class A share and $3.42 per diluted Class B share, in fiscal 2009 compared to GAAP net income of $234 million, or $3.99 per diluted Class A share and $6.04 per diluted Class B share, in fiscal 2008.
Fourth Quarter of 2009
Net sales decreased 23 percent for the fourth quarter of 2009 as compared to the fourth quarter of 2008 due to lower selling prices (12 percent), lower sales volumes (10 percent) and foreign currency translation (1 percent). Net sales were $761 million in the fourth quarter of 2009 compared to $982 million in the fourth quarter of 2008. The $221 million decrease was attributable to lower net sales in Industrial Packaging ($177 million) and Paper Packaging ($51 million), partially offset by higher net sales in Land Management ($7 million). Net sales volumes were up 6 percent sequentially in the fourth quarter 2009 as compared to the third quarter of 2009.
Operating profit before special items increased 13 percent to $127 million in the fourth quarter of 2009 compared to $112 million in the fourth quarter of 2008. The $15 million increase was attributable to higher operating profit before special items in Industrial Packaging ($19.4 million) and Land Management ($10.3 million), partially offset by lower operating profit before special items in Paper Packaging ($14.7 million). GAAP operating profit was $118 million and $93 million in the fourth quarter of 2009 and 2008, respectively.
Net income before special items increased 20 percent to $90 million in the fourth quarter of 2009 compared to $75 million in the fourth quarter of 2008. Diluted earnings per share before special items were $1.53 compared to $1.27 per Class A share and $2.32 compared to $1.93 per Class B share for the fourth quarter of 2009 and 2008, respectively. The Company had GAAP net income of $79 million, or $1.35 per diluted Class A share and $2.05 per diluted Class B share, in the fourth quarter of 2009 compared to GAAP net income of $60 million, or $1.03 per diluted Class A share and $1.56 per diluted Class B share, in the fourth quarter of 2008.
Business Group Results
Industrial Packaging net sales decreased 26 percent to $2.3 billion in fiscal 2009 from $3.1 billion in fiscal 2008 due to lower sales volumes (16 percent), foreign currency translation (7 percent) and lower selling prices (3 percent). Operating profit before special items was $232 million in fiscal 2009 compared to $315 million in fiscal 2008. The $83 million decrease was primarily due to lower net sales and lower net gains on asset disposals. These reductions were partially offset by lower raw material costs and related last-in, first-out (LIFO) benefits. In addition, labor, transportation and energy costs were lower in fiscal 2009 as compared to fiscal 2008. The gross profit margin for this segment was 18.8 percent in fiscal 2009 and 18.6 percent in fiscal 2008. The Industrial Packaging segment’s cost of products sold and selling, general and administrative expenses continue to benefit from GBS and specific contingency initiatives. GAAP operating profit was $155 million and $281 million in fiscal 2009 and 2008, respectively.

For the fourth quarter of 2009, the Industrial Packaging segment net sales decreased 21 percent to $616 million from $793 million in the fourth quarter of 2008. This decrease was due to lower selling prices (11 percent), lower sales volumes (8 percent) and foreign currency translation (2 percent). Operating profit before special items was $99 million in the fourth quarter of 2009 compared to $80 million in the fourth quarter of 2008. The $19 million increase was primarily due to lower raw material costs and related LIFO benefits and higher net gains on asset disposals. GAAP operating profit was $88 million and $67 million in the fourth quarter of 2009 and 2008, respectively.
Paper Packaging net sales decreased 28 percent to $505 million in fiscal 2009 from $697 million in fiscal 2008. This $192 million decrease was primarily due to lower sales volumes (20 percent) and lower selling prices (8 percent) in fiscal 2009 as compared to fiscal 2008. Operating profit before special items was $59 million in fiscal 2009 compared to $78 million in fiscal 2008. The $19 million decrease was due to lower net sales, partially offset by lower raw material costs, especially for old corrugated containers, and related LIFO benefits. In addition, labor, transportation and energy costs were lower in fiscal 2009 as compared to fiscal 2008. The gross profit margin for this segment was 19.5 percent in fiscal 2009 and 17.1 percent in fiscal 2008. The Paper Packaging segment’s cost of products sold and selling, general and administrative expenses continue to benefit from GBS and specific contingency initiatives. GAAP operating profit was $58 million and $68 million in fiscal 2009 and 2008, respectively.
For the fourth quarter of 2009, the Paper Packaging segment net sales decreased 27 percent to $136 million from $187 million in the fourth quarter of 2008. This decrease was due to lower sales volumes (16 percent) and lower selling prices (11 percent). Operating profit before special items was $15 million in the fourth quarter of 2009 compared to $30 million in the fourth quarter of 2008, primarily due to the lower net sales. GAAP operating profit was $18 million and $24 million in the fourth quarter of 2009 and 2008, respectively.
Net sales for the Land Management segment were $21 million and $19 million in fiscal 2009 and 2008, respectively. Operating profit before special items was $22 million in fiscal 2009 compared to $21 million in fiscal 2008. Included in these amounts were operating profits from the sale of special use properties (e.g., surplus, higher and better use, and development properties) of $15 million in fiscal 2009 and $17 million in fiscal 2008. GAAP operating profit was $22 million and $21 million in fiscal 2009 and 2008, respectively.
For the fourth quarter of 2009, net sales for the Land Management segment increased to $8.4 million from $1.9 million in the fourth quarter of 2008. Operating profit before special items was $12.3 million in the fourth quarter of 2009 compared to $2.0 million in the fourth quarter of 2008. GAAP operating profit was $12.3 million and $2.0 million in the fourth quarter of 2009 and 2008, respectively.
Financing Arrangements
Senior Secured Credit Facilities
In the second quarter of 2009, the Company closed on its $700 million senior secured credit facilities. The new facilities replaced an existing $450 million revolving credit facility that was scheduled to mature in March 2010. The new credit agreement provides for a $500 million revolving credit facility and a $200 million term loan, which both mature in February 2012.
Senior Notes
In the third quarter of 2009, the Company issued $250 million aggregate principal amount of its 7 3/4 percent Senior Notes due 2019. The net proceeds from the issuance of these Senior Notes are available for general corporate purposes, including the repayment of amounts outstanding under its revolving credit facility, without any permanent reduction to the commitments.

Other Financial Information
During fiscal 2009, the Company completed six acquisitions, including five Industrial Packaging companies and one Paper Packaging company, for a total purchase price of $91 million. During fiscal 2008, there were five acquisitions with a total purchase price of $90 million. In addition, there were net gains from asset disposals of $34 million and $60 million in fiscal 2009 and 2008, respectively.
Capital expenditures were $125 million, excluding timberland purchases of $1 million, for fiscal 2009 compared with capital expenditures of $143 million, excluding timberland purchases of $3 million, for fiscal 2008. Depreciation, depletion and amortization expense was $103 million and $106 million for fiscal 2009 and 2008, respectively.
On Dec. 8, 2009, the Board of Directors declared quarterly cash dividends of $0.38 per share of Class A Common Stock and $0.56 per share of Class B Common Stock. These dividends are payable on Jan. 1, 2010 to stockholders of record at close of business on Dec. 21, 2009.
Greif Business System (GBS) and Accelerated Initiatives
In December 2008, the Company announced specific plans to address the adverse impact to its businesses resulting from the sharp decline of the global economy, which began in the Company’s fourth quarter of 2008. Management aggressively implemented plans that included the following initiatives:
•	Incremental GBS initiatives, including operational and commercial improvements and global sourcing initiatives, produced savings of approximately $50 million during fiscal 2009.
•	Accelerated GBS and contingency initiatives, including active portfolio management, administrative staffing reductions and curtailed discretionary spending, captured more than $150 million in annual savings in fiscal 2009. The permanent benefits ($120 million) from these initiatives are expected to be fully realized in fiscal 2010.
As a result of these initiatives, the Company recorded restructuring charges of $67 million during fiscal 2009. The restructuring and other cost reduction activities included the closure of 19 facilities and the elimination of more than 2,100 operating and administrative positions in fiscal 2009.
Company Outlook
For fiscal 2010, the Company’s management is cautiously optimistic due to its expectation of continued gradual improvement in sales volumes and the full realization of fiscal 2009 permanent cost reductions. As such, the Company expects that Class A earnings per share, before special items, will be in the range of $4.00 to $4.25 per share for fiscal 2010.
Conference Call
The Company will host a conference call to discuss fiscal 2009 results on Dec. 10, 2009, at 10 a.m. Eastern Time (ET). To participate, domestic callers should call 877-485-3107 and ask for the Greif conference call. The number for international callers is +1 201-689-8427. Phone lines will open at 9:50 a.m. ET. The conference call will also be available through a live webcast, including slides, which can be accessed at www.greif.com. A replay of the conference call will be available on the Company’s website in the investor center approximately one hour following the call.

About Greif
Greif is a world leader in industrial packaging products and services. The Company produces steel, plastic, fibre, corrugated and multiwall containers, packaging accessories and containerboard, and provides blending and packaging services for a wide range of industries. Greif also manages timber properties in North America. The Company is strategically positioned in more than 45 countries to serve global as well as regional customers. Additional information is on the Company’s website at www.greif.com.
Forward-Looking Statements
All statements other than statements of historical facts included in this news release, including, without limitation, statements regarding the Company’s future financial position, business strategy, budgets, projected costs, goals and plans and objectives of management for future operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “believe,” “continue,” “on track” or “target” or the negative thereof or variations thereon or similar terminology. All forward-looking statements made in this news release are based on information currently available to management. Although the Company believes that the expectations reflected in forward-looking statements have a reasonable basis, the Company can give no assurance that these expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by the statements. Such risks and uncertainties that might cause a difference include, but are not limited to: general economic and business conditions, including a prolonged or substantial economic downturn; the availability of the credit markets to our customers and suppliers, as well as the Company; changing trends and demands in the industries in which the Company competes, including industry over-capacity; industry competition; the continuing consolidation of the Company’s customer base for its industrial packaging, containerboard and corrugated products; political instability in those foreign countries where the Company manufactures and sells its products; foreign currency fluctuations and devaluations; availability and costs of raw materials for the manufacture of the Company’s products, particularly steel, resin and old corrugated containers; price fluctuations in energy costs; costs associated with litigation or claims against the Company pertaining to environmental, safety and health, product liability and other matters; work stoppages and other labor relations matters; property loss resulting from wars, acts of terrorism or natural disasters; the Company’s ability to integrate its newly acquired operations effectively with its existing business; the Company’s ability to achieve improved operating efficiencies and capabilities; the Company’s ability to effectively embed and realize improvements from the Greif Business System; the frequency and volume of sales of the Company’s timber, timberland and special use timberland; and the deviation of actual results from the estimates and/or assumptions used by the Company in the application of its significant accounting policies. These and other risks and uncertainties that could materially affect the Company’s consolidated financial results are further discussed in its filings with the Securities and Exchange Commission, including its Form 10-K for the year ended Oct. 31, 2008. The Company assumes no obligation to update any forward-looking statements.

GREIF, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME
UNAUDITED
(Dollars and shares in millions, except per share amounts)

	Quarter ended		Year ended
	October 31,		October 31,
	2009	2008	2009	2008

Net sales	$760.5	$981.8	$2,792.2	$3,790.5
Cost of products sold	582.6	789.4	2,257.1	3,097.7

Gross profit	177.9	192.4	535.1	692.8

Selling, general and administrative expenses	76.1	87.1	267.6	339.2
Restructuring charges	8.8	18.8	66.6	43.2
Asset disposals, net	24.6	6.8	34.4	59.9

Operating profit	117.6	93.3	235.3	370.3

Interest expense, net	15.9	11.4	53.6	49.6
Debt extinguishment charges	—	—	0.8	—
Other income (expense), net	(3.1)	0.5	(7.2)	(8.8)

Income before income tax expense and equity earnings and minority interests	98.6	82.4	173.7	311.9

Income tax expense	18.1	20.2	37.7	73.6
Equity earnings and minority interests	(1.2)	(1.8)	(3.6)	(3.9)

Net income	$79.3	$60.4	$132.4	$234.4

Basic earnings per share:
Class A Common Stock	$1.36	$1.04	$2.29	$4.04
Class B Common Stock	$2.05	$1.56	$3.42	$6.04

Diluted earnings per share:
Class A Common Stock	$1.35	$1.03	$2.28	$3.99
Class B Common Stock	$2.05	$1.56	$3.42	$6.04

Earnings per share were calculated using the following number of shares:

Basic earnings per share:
Class A Common Stock	24.4	24.0	24.3	23.9
Class B Common Stock	22.5	22.6	22.5	22.8

Diluted earnings per share:
Class A Common Stock	24.8	24.5	24.6	24.4
Class B Common Stock	22.5	22.6	22.5	22.8

GREIF, INC. AND SUBSIDIARY COMPANIES
GAAP TO NON-GAAP RECONCILIATION
CONSOLIDATED STATEMENTS OF INCOME
UNAUDITED
(Dollars in millions, except per share amounts)

	Quarter ended October 31, 2009			Quarter ended October 31, 2008
		Diluted per share			Diluted per share
		amounts			amounts
		Class A	Class B		Class A	Class B

GAAP — operating profit	$117.6			$93.3
Restructuring charges	8.8			18.8
Restructuring-related inventory charges	0.7			—
Timberland disposals, net	—			—

Non-GAAP — operating profit before restructuring charges, restructuring-related inventory charges and timberland disposals, net	$127.1			$112.1

GAAP — net income	$79.3	$1.35	$2.05	$60.4	$1.03	$1.56
Restructuring charges, net of tax	9.5	0.16	0.25	14.3	0.24	0.37
Restructuring-related inventory charges, net of tax	1.0	0.02	0.02	—	—	—
Timberland disposals, net of tax	—	—	—	—	—	—

Non-GAAP — net income before restructuring charges, restructuring-related inventory charges and timberland disposals, net	$89.8	$1.53	$2.32	$74.7	$1.27	$1.93

	Year ended October 31, 2009			Year ended October 31, 2008
		Diluted per share			Diluted per share
		amounts			amounts
		Class A	Class B		Class A	Class B

GAAP — operating profit	$235.3			$370.3
Restructuring charges	66.6			43.2
Restructuring-related inventory charges	10.8			—
Timberland disposals, net	—			(0.4)

Non-GAAP — operating profit before restructuring charges, restructuring-related inventory charges and timberland disposals, net	$312.7			$413.1

GAAP — net income	$132.4	$2.28	$3.42	$234.4	$3.99	$6.04
Restructuring charges, net of tax	52.1	0.89	1.34	33.0	0.55	0.86
Restructuring-related inventory charges, net of tax	8.5	0.14	0.22	—	—	—
Debt extinguishment charges, net of tax	0.6	0.01	0.02	—	—	—
Timberland disposals, net of tax	—	—	—	(0.3)	—	(0.01)

Non-GAAP — net income before restructuring charges, restructuring-related inventory charges, debt extinguishment charges and timberland disposals, net	$193.6	$3.32	$5.00	$267.1	$4.54	$6.89

GREIF, INC. AND SUBSIDIARY COMPANIES
SEGMENT DATA
UNAUDITED
(Dollars in millions)

	Quarter ended		Year ended
	October 31,		October 31,
	2009	2008	2009	2008

Net sales
Industrial Packaging	$616.1	$792.8	$2,266.9	$3,074.8
Paper Packaging	136.0	187.1	504.7	696.9
Land Management	8.4	1.9	20.6	18.8

Total	$760.5	$981.8	$2,792.2	$3,790.5

Operating profit
Operating profit before restructuring charges, restructuring-related inventory charges and timberland disposals, net:
Industrial Packaging	$99.4	$80.0	$231.7	$315.0
Paper Packaging	15.4	30.1	58.7	77.5
Land Management	12.3	2.0	22.3	20.6

Operating profit before restructuring charges, restructuring-related inventory charges and timberland disposals, net	127.1	112.1	312.7	413.1

Restructuring charges:
Industrial Packaging	11.0	13.0	65.7	34.0
Paper Packaging	(2.2)	5.8	0.7	9.1
Land Management	—	—	0.2	0.1

Restructuring charges	8.8	18.8	66.6	43.2

Restructuring-related inventory charges:
Industrial Packaging	0.7	—	10.8	—
Timberland disposals, net:
Land Management	—	—	—	0.4

Total	$117.6	$93.3	$235.3	$370.3

Depreciation, depletion and amortization expense
Industrial Packaging	$20.2	$19.3	$73.2	$73.8
Paper Packaging	6.7	8.0	26.3	28.2
Land Management	1.2	0.1	3.1	4.4

Total	$28.1	$27.4	$102.6	$106.4

GREIF, INC. AND SUBSIDIARY COMPANIES
GEOGRAPHIC DATA
UNAUDITED
(Dollars in millions)

	Quarter ended		Year ended
	October 31,		October 31,
	2009	2008	2009	2008

Net sales
North America	$400.4	$534.9	$1,530.4	$2,001.3
Europe, Middle East and Africa	226.9	306.1	835.1	1,278.4
Other	133.2	140.8	426.7	510.8

Total	$760.5	$981.8	$2,792.2	$3,790.5

Operating profit
Operating profit before restructuring charges, restructuring-related inventory charges and timberland disposals, net:
North America	$65.9	$67.4	$199.3	$195.6
Europe, Middle East and Africa	46.3	31.5	95.2	133.9
Other	14.9	13.2	18.2	83.6

Operating profit before restructuring charges and timberland disposals, net	127.1	112.1	312.7	413.1
Restructuring charges	8.8	18.8	66.6	43.2
Restructuring-related inventory charges	0.7	—	10.8	—
Timberland disposals, net	—	—	—	0.4

Total	$117.6	$93.3	$235.3	$370.3

GREIF, INC. AND SUBSIDIARY COMPANIES
GAAP TO NON-GAAP RECONCILIATION
SEGMENT DATA
UNAUDITED
(Dollars in millions)

	Quarter ended		Year ended
	October 31,		October 31,
	2009	2008	2009	2008

Industrial Packaging
GAAP — operating profit	$87.7	$67.0	$155.2	$281.0
Restructuring charges	11.0	13.0	65.7	34.0
Restructuring-related inventory charges	0.7	—	10.8	—

Non-GAAP — operating profit before restructuring charges and restructuring-related inventory charges	$99.4	$80.0	$231.7	$315.0

Paper Packaging
GAAP — operating profit	$17.6	$24.3	$58.0	$68.4
Restructuring charges	(2.2)	5.8	0.7	9.1

Non-GAAP — operating profit before restructuring charges	$15.4	$30.1	$58.7	$77.5

Land Management
GAAP — operating profit	$12.3	$2.0	$22.1	$20.9
Restructuring charges	—	—	0.2	0.1
Timberland disposals, net	—	—	—	(0.4)

Non-GAAP — operating profit before restructuring charges and timberland disposals, net	$12.3	$2.0	$22.3	$20.6

GREIF, INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED
(Dollars in millions)

	October 31, 2009	October 31, 2008

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$111.9	$77.6
Trade accounts receivable	337.0	392.5
Inventories	227.4	304.0
Other current assets	157.4	148.5

	833.7	922.6

LONG-TERM ASSETS
Goodwill	592.1	513.0
Intangible assets	131.4	104.4
Assets held by special purpose entities	50.9	50.9
Other long-term assets	112.1	88.6

	886.5	756.9

PROPERTIES, PLANTS AND EQUIPMENT	1,092.3	1,066.4

	$2,812.5	$2,745.9

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$335.8	$384.6
Short-term borrowings	19.6	44.3
Other current liabilities	189.2	242.9

	544.6	671.8

LONG-TERM LIABILITIES
Long-term debt	738.6	673.2
Liabilities held by special purpose entities	43.2	43.3
Other long-term liabilities	386.5	298.1

	1,168.3	1,014.6

MINORITY INTEREST	7.0	3.7

SHAREHOLDERS’ EQUITY	1,092.6	1,055.8

	$2,812.5	$2,745.9